Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sandstorm Gold Ltd. Amended and Restated Stock Option Plan of Royal Gold, Inc. of our reports dated February 12, 2025, with respect to the consolidated financial statements of Royal Gold, Inc. and the effectiveness of internal control over financial reporting of Royal Gold, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Denver, Colorado
November 5, 2025